Exhibit 8.2

OPINION OF DAVIS POLK & WARDWELL, U.S. COUNSEL FOR THE REGISTRANT, AS TO US FEDERAL TAX CONSEQUENCES OF THE EXCHANGE OFFER

	450 Lexington Avenue New York, NY 10017	Menlo Park Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong
212 450 4000 FAX 212 450 3800

Mario J. Verdolini 212-450-4969 mario.verdolini@dpw.com

February 4, 2008

Cosan Limited
Av. Juscelino Kubitschek, 1726 – 6th floor
São Paulo, SP 04543-000, Brazil

Ladies and Gentlemen:

We have acted as special tax counsel to Cosan Limited, a corporation incorporated under the laws of Bermuda (the “Company”), in connection with the preparation and filing of its Registration Statement on Form F-4 dated February 4, 2008 (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

The discussion under the heading “Taxation—Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the conditions and limitations described therein, set forth our opinion with respect to the material U.S. federal income tax considerations applicable generally to the exchange of Cosan shares (as that term is defined in the Registration Statement) pursuant to the exchange offer.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Taxation—Material U.S. Federal Income Tax Consequences” in the Registration Statement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell